EXHIBIT 10.2

ACADIA REALTY LIMITED PARTNERSHIP
SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) has been executed and delivered as of July 23, 2019 but is effective as of December 31, 2018 by Acadia Realty Trust, a Maryland real estate investment trust, as general partner (the “General Partner”) of Acadia Realty Limited Partnership, a Delaware limited partnership (the “Partnership”).  The General Partner, together with each of the persons admitted as limited partners pursuant to the terms of this Agreement (collectively, the “Limited Partners”), are each referred to herein, individually, as a “Partner” and, collectively, as the “Partners”.

BACKGROUND

A.	The Partnership was duly organized on May 13, 1993 under the Delaware Revised Limited Partnership Act under the name “Mark Centers Limited Partnership.”
B.

The Limited Partnership Agreement of the Partnership was entered into as of June 3, 1993 and was amended by the First Amendment dated as of June 6, 1996, the Second Amendment dated as of August 12, 1998, and the Third Amendment dated as of December 31, 1998 (as so amended, collectively, the “Original Partnership Agreement”).  The Original Partnership Agreement was thereafter amended and restated on March 22, 1999 (the “A&R Partnership Agreement”), which A&R Partnership Agreement was amended by the First Amendment dated as of November 15, 1999, the Second Amendment dated as of November 18, 1999, the Third Amendment dated as of May 1, 2003, the Fourth Amendment dated as of January 27, 2004, the Fifth Amendment dated as of February 15, 2005, the Sixth Amendment dated as of August 8, 2005, the Seventh Amendment dated as of December 3, 2006, the Eighth Amendment dated as of January 15, 2007, the Ninth Amendment dated as of August 21, 2014, the Tenth Amendment dated as of December 3, 2014, the Eleventh Amendment dated as of January 1, 2016  and the Twelfth Amendment dated as of February 26, 2018 (the “Twelfth Amendment”) (as so amended, collectively, the “Existing Partnership Agreement”).  Each Partner duly executed and delivered the Existing Partnership Agreement in accordance with the terms thereof.

C.

The General Partner now desires to amend and restate the Existing Partnership Agreement to include the Tax Code Modifications (as hereinafter defined) set forth in Section 11.8 below and otherwise incorporate the terms and provisions of the amendments to the A&R Partnership Agreement described in Paragraph B above.

D.

Section 16(B) of the Existing Partnership Agreement provides that the General Partner has the power, without the consent of the Limited Partners, to amend the Existing Partnership Agreement as may be required to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.  In connection therewith, the General Partner has

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made the determination that consent of the Limited Partners is not required with respect to the amendment and restatement of the Existing Partnership Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the Existing Partnership Agreement, as follows:

1.Partnership.

1.1Continuation.  The Partners hereby continue the Partnership which was formed upon the filing of the Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware in compliance with the provisions of the Act, for the limited purposes set forth herein.  Except as otherwise specifically provided in this Agreement, the rights and obligations of the Partners and the management and termination of the Partnership shall be governed by the Act.

1.2Name.  The name of the Partnership is “Acadia Realty Limited Partnership” or such other name as may from time to time be selected by the General Partner, provided that prompt notice of any such other name selected shall be given to the other Partners.  The General Partner shall cause to be executed and filed on behalf of the Partnership such assumed or fictitious name certificates as may be required to be filed in connection with the business of the Partnership.

1.3Registered Office and Agent.  The address of the Partnership’s registered office in the State of Delaware is 32 Loockerman Square, Suite 100L, Dover, Kent County, Delaware 19901, and the name of the Partnership’s registered agent at such address is The Prentice-Hall Corporation System, Inc.  The General Partner, in its discretion, may from time to time change such registered office and agent.

2.Definitions.

2.1As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

“2006 LTIP Plan” has the meaning set forth in Section 3.B of Annex A.

“Act” shall mean the Delaware Revised Limited Partnership Act, as amended from time to time, and any successor statute.

“Adjusted Capital Account Deficit” shall mean, at any time, the then deficit balance in the Capital Account of a Partner, after giving effect to the following adjustments:

(i)

credit to such Capital Account any amounts that such Partner is obligated to restore or is deemed obligated to restore as described in the penultimate sentences of Regulations Section 1.704-2(g)(l) and Regulations Section 1.704-2(i)(5), or any successor provisions; and

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(ii)	debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Agreement” shall mean this Amended and Restated Limited Partnership Agreement, as it may be amended from time to time.

“Bankruptcy” of a Partner shall mean (a) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other Federal or state insolvency law, or a Partner’s filing an answer consenting to or acquiescing in any such petition, (b) the making by a Partner of any assignment for the benefit of its creditors or the admission by a Partner in writing of its inability to pay its debts as they mature, or (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), seeking an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other Federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period.

“Capital Account” shall mean the capital account maintained by the Partnership for each Partner as described in Section 3.4 hereof.

“Capital Cash Flow” shall have the meaning provided in Section 8.2 hereof.

“Capital Contribution” shall mean, when used in respect of a Partner, the initial capital contribution of such Partner as set forth in Section 3.1 hereof and any other amounts of money or the fair market value of other property contributed by such Partner to the capital of the Partnership pursuant to the terms of this Agreement, including the Capital Contribution made by any predecessor holder of the Partnership Interest of such Partner.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor statute hereof.

“Constituent Person” has the meaning set forth in Section 7.G of Annex A.

“Contributing Partner” shall have the meaning provided in Section 3.2(B)

“Default Rate” shall mean a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) five percent (5%) above the Prime Rate, compounded monthly.

“Depreciation” shall mean for any fiscal year or portion thereof of the Partnership an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such period for Federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such period, Depreciation shall be an amount that bears the same relationship to such beginning Gross Asset Value as the depreciation, amortization or cost recovery deduction in such period for Federal income tax purposes bears to such beginning adjusted tax basis;

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provided, however, that if the adjusted basis for Federal income tax purposes of an asset at the beginning of such period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Economic Capital Account Balance” has the meaning set forth in Section 7.3(K).

“General Partner” means Acadia Realty Trust or any successor entity.

“Gross Asset Value” means, with respect to any Partnership asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

(i)	The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner;
(ii)

The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the acquisition of a more than de minimis additional interest in the Partnership by any new or existing Partner as consideration for the provision of services to or for the benefit of the Partnership in a partner capacity or in anticipation of becoming a partner; (c) any issuance of LTIP Units by the Partnership; (d) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership; and (e) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a), (b), (c) and (d) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(iii)

The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the General Partner; and

(iv)

The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704- l(b)(2)(iv)(m) and paragraph (vi) of the definition of Profits and Losses and Section 7.3(G) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent the General Partner determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

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“Interim Distribution Amount” means, with respect to Special LTIP Units that were issued as part of the same award or program for purposes of Section 8.6 as specified in the Vesting Agreement or other documentation pursuant to which such Special LTIP Units are issued (the “Same Award”) and are not forfeited on or prior to such Special LTIP Unit Full Distribution Participation Date for such Special LTIP Units, an amount equal to the distributions that would have been distributed hereunder to the holder of such Special LTIP Units that are not forfeited on or prior to such Special LTIP Unit Full Participation Date had the Special LTIP Unit Full Distribution Participation Date for such Special LTIP Units been the date such Units were granted, minus, an amount equal to the amounts distributed hereunder to the holder of such Special LTIP Units with respect to all the Special LTIP Units of the Same Award held by such holder prior to the Special LTIP Unit Full Participation Date, whether or not forfeited on or prior to such date.

“Limited Partner” shall mean (i) the Persons listed as limited partners on the books and records of the Partnership maintained for such purpose by the Partnership or (ii) any Person who (x) becomes a Limited Partner pursuant to the terms and conditions of this Agreement, and (y) holds a Partnership Interest.  “Limited Partners” means all such Persons and shall include, without limitation, holders of OP Units, holders of Preferred Units, and LTIP Unit Limited Partners.  The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein.

“Liquidating Gains” has the meaning set forth in Section 7.3(K).

“Liquidating Losses” has the meaning set forth in Section 7.3(K).

“LTIP Unit Adjustment Events” has the meaning set forth in Section 5 of Annex A.

“LTIP Unit Capital Account Limitation” has the meaning set forth in Section 7.B of Annex A.

“LTIP Unit Conversion Date” has the meaning set forth in Section 7.C of Annex A.

“LTIP Unit Conversion Notice” has the meaning set forth in Section 7.C of Annex A.

“LTIP Unit Conversion Right” has the meaning set forth in Section 7.A of Annex A.

“LTIP Unit Distribution Payment Date” has the meaning set forth in Section 3.A of Annex A.

“LTIP Unit Forced Conversion” has the meaning set forth in Section 7.D of Annex A.

“LTIP Unit Forced Conversion Notice” has the meaning set forth in Section 7.D

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of Annex A.

“LTIP Unit Limited Partner” means any Person holding LTIP Units listed as such on the books and records of the Partnership maintained for such purpose by the Partnership.  The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein.

“LTIP Units” means the Partnership Interests designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Annex A.  For the avoidance of doubt, LTIP Units shall include Special LTIP Units.

“Nonrecourse Deductions” has the meaning set forth in Regulations Sections1.704-2(b)(l) and 1.704-2(c).

“Operating Cash Flow” shall have the meaning provided in Section 8.1 hereof.

“OP Units” shall mean those units of common Partnership Interest issued prior to the date hereof and any additional units of common Partnership Interest issued pursuant to this Agreement.

“OP Unit Economic Balance” has the meaning set forth in Section 7.3(K).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i).

“Partners” shall mean, collectively, the General Partner and each Limited Partner, or any additional or successor partners of the Partnership.  Reference to a Partner shall be to any one of the Partners.

“Partnership Interest” shall mean the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement, and to the extent not inconsistent with this Agreement, under the Act, together with the obligations of such Partner to comply with all of the terms and provisions of this Agreement and of the Act; provided, however, that in the event the General Partner issues classes of Partnership Interests to Limited Partners pursuant to Section 3.2(B) hereof other than the OP Units, the term Partnership Interests shall mean with respect to each class of Partnership Interests, a fractional, undivided share of the Partnership Interests of all Partners in such class.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-3(b)(3) and 1.704-2(d).

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“Partnership Record Date” means the record date established by the General Partner for the distribution of cash pursuant to Sections 8.1 and 8.2 hereof, which record date shall be the same as the record date established by the General Partner for the payment of dividends to holders of Common Shares of the General Partner on account of some or all of the General Partner’s share of such distribution by the Partnership.

“Partnership Representative” shall have the meaning provided in Section 11.8(B).

“Percentage Interest” of any class issued hereunder, its interest in such class determined by dividing the Partnership Interests of such class owned by such Partner by the total number of Partnership Interests of such class then outstanding multiplied by the aggregate Percentage Interest allocable to such class of Partnership Interests.  For such time or times as the Partnership shall at any time have outstanding more than one class of Partnership Interests, the Percentage Interest attributable to each class of Partnership Interests shall be determined as set forth in Section 3.2(C) hereof.  Notwithstanding the foregoing, for purposes of calculating the Percentage Interests for Partners holding OP Units and/or LTIP Units at any time, OP Units and LTIP Units (whether or not vested) shall be considered Partnership Interests of the same class and the Percentage Interest of any Partner holding OP Units and/or LTIP Units shall be the percentage represented by a fraction (expressed as a percentage), the numerator of which is the total number of OP Units and LTIP Units then owned by such Partner, and the denominator of which is the total number of OP Units and LTIP Units then owned by all of the Partners; provided that, for purposes of determining allocations and distributions to all Partners prior to the Special LTIP Unit Full Distribution Participation Date for any Special LTIP Units, Percentage Interests will be calculated by only including in the numerator and denominator a number of such Special LTIP Units equal to the number of such Special LTIP Units outstanding multiplied by the Special LTIP Unit Sharing Percentage for such Special LTIP Units.

“Person” shall mean any individual, partnership, corporation, trust, limited liability company or other entity.

“Preferred Units” shall mean those units of preferred Partnership Interest issued prior to the date hereof and any additional units of preferred Partnership Interest issued pursuant to this Agreement.

“Prime Rate” shall mean the highest U.S. Prime Rate as published in The Wall Street Journal on the first (1st) business day of each month.

“Profits” and “Losses” shall mean for each fiscal year or portion thereof an amount equal to the Partnership’s items of taxable income or loss for such year or period, determined in accordance with section 703(a) of the Code with the following adjustments:

(i)	any income which is exempt from Federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to (or subtracted from) taxable income (or loss);
(ii)	any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section

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1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from (or added to) taxable income (or loss);
(iii)

in the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of Gross Asset Value contained in this Section 2, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(iv)

gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)

in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

(vi)

to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-l(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

(vii)	any items specifically allocated pursuant to Section 7.3 or Section 7.4 hereof shall not be considered in determining Profits or Losses.

“Push Out Election” shall have the meaning provided in Section 11.8(D).

“Real Estate Investment Trust” shall mean such term as defined in Section 856 of the Code.

“Regulations” shall mean the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT Requirements” is defined in Section 5(C) hereof.

“Same Award” has the meaning set forth in the definition of Interim Distribution Amount.

“Special LTIP Unit Full Distribution Participation Date” has the meaning set forth in Section 3.B of Annex A.

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“Special LTIP Unit Sharing Percentage” means, for a Special LTIP Unit, the percentage that is specified as the Special LTIP Unit Sharing Percentage in the Vesting Agreement or other documentation pursuant to which such Special LTIP Unit is issued or, if no such percentage is specified, 10%.

“Special LTIP Unit” means an LTIP Unit designated as a “Special LTIP Unit” as set forth in the documentation pursuant to which such LTIP Unit is granted.

“Tax Code Modifications” is defined in Section 11.8 hereof.

“Transaction” has the meaning set forth in Section 7.G of Annex A.

“Unit Certificates” is defined in Section 3.2(A) hereof.

“Unvested LTIP Units” has the meaning set forth in Section 2.A of Annex A.

“Vested LTIP Units” has the meaning set forth in Section 2.A of Annex A.

“Vesting Agreement” has the meaning set forth in Section 2.A of Annex A.

3.Capital.

3.1Initial Capital.  The Partners have previously made the Capital Contributions set forth on the books and records of the Partnership maintained for such purpose by the Partnership.

3.2Issuance of Partnership Interests.

A.Outstanding Partnership Interests: Certificates.  The aggregate total of all Partnership Interests outstanding as of the date of this Agreement is set forth on the books and records of the Partnership maintained for such purpose by the Partnership.  Such Partnership Interests may, but shall not be required to be, represented by certificates (“Unit Certificates”) indicating each Partner’s Partnership Interests.  In the event the General Partner issues a class of Partnership Interests other than OP Units, the Unit Certificates representing Partnership Interests of such class shall indicate the class, terms, preferences and other restrictions or rights of such class of Partnership Interests.

B.Additional Issuances of Partnership Interests.  From time to time, the General Partner, subject to the provisions of this Section 3.2(B) and Section 3.2(D), shall cause the Partnership to issue additional Partnership Interests (i) to existing or newly-admitted Partners (including itself) in exchange for the contribution by a Partner (the “Contributing Partner”) of additional Capital Contributions to the Partnership, or (ii) to the General Partner upon the issuance by the General Partner of (x) additional common shares of beneficial interest in the General Partner (“Common Shares”) not in connection with the exchange of OP Units as provided in Section 3.8 hereof, or (y) other capital shares, whether common or preferred (together with Common Shares, the “Securities”) provided that any net proceeds received by the General Partner as a result of the issuance of such additional Securities are contributed to the Partnership as additional Capital Contributions, in accordance with Section 3.3(B) hereof (it

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being understood that the General Partner may issue Common Shares in connection with the General Partner’s employee incentive plans that may, from time to time, be in effect, without receiving any proceeds and that the issuance of such shares shall nonetheless entitle the General Partner to additional OP Units).

The number of Partnership Interests issued to the Contributing Partner under clause (i) of this Section 3.2(B) shall be equal to either (a) such amount as may be fixed by agreement between the General Partner, in the General Partner’s sole discretion, and the Contributing Partner or (b) the quotient (rounded to the nearest whole number) arrived at by dividing (x) the Gross Asset Value of the property contributed as additional Capital Contributions (net of any debt to which such property is subject or assumed by the Partnership in connection with such contribution) by (y) the Market Price (as hereinafter defined).  The number of OP Units issued to the General Partner under clause (ii) of this Section 3.2(B) shall be equal to the number of Common Shares issued.  As used in this Section 3.2(B), “Market Price” means the average, for the most recent twenty (20) trading days for the Common Shares preceding the date on which such OP Units are to be issued pursuant to this Section 3.2(B), of the last reported sale price per Common Share at the close of trading on each such date as reported by the Wall Street Journal (New York Edition) or such other reputable stock price reporting service as may be selected by the General Partner.

Any additional Partnership Interests which may be issued may be OP Units or other Partnership Interests in one or more classes, or one or more series of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties which may be senior, pari passu or junior to OP Units, all as shall be determined by the General Partner in its sole and absolute discretion subject to Delaware law, including, without limitation (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional Partnership Interests shall be issued to the General Partner unless either (A)(l) the additional Partnership Interests are issued in connection with the issuance of shares of Securities by the General Partner, which Securities have designations, preferences and other rights such that the economic interests attributed to such Securities are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this Section 3.2(B), and (2) subject to any exceptions set forth in this Section 3.2(B), the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the proceeds raised in connection with the issuance of such shares of the General Partner, or (B) the additional Partnership Interests are issued to all the Partners in proportion to their respective Percentage Interests.

C.Percentage Interest Adjustments.  In the event that the Partnership issues additional Partnership Interests (including additional classes of Partnership Interests, (but excluding OP Units issued upon the redemption of Preferred Units), the General Partner shall allocate to such additional Partnership Interests a Percentage Interest in the Partnership equal to a fraction, the numerator of which is equal to either (a) such amount as may be fixed by agreement between the General Partner, in the General Partner’s sole discretion, and the Contributing

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Partner or (b) the amount of cash, if any, plus the Gross Asset Value of the property, if any, contributed as additional Capital Contributions (net of any debt to which such property is subject or assumed by the Partnership in connection with such contribution) with respect to such additional Partnership Interests and the denominator of which is equal to the fair market value (as determined by the General Partner as of the date of such contribution taking into account such contribution) of all the Partnership Interests for all outstanding classes of Partnership Interests (including such additional Partnership Interests).  To the extent that any such issuance of additional Partnership Interests results in an overall decrease (the “Percentage Decrease”) in the aggregate Percentage Interests in the Partnership represented by all of the Partnership Interests that were outstanding before the issuance of the additional Partnership Interests, the Percentage Decrease shall be allocated among the classes of Partnership Interests outstanding prior to the issuance of the additional Partnership Interests in accordance with such classes’ respective Percentage Interests in the Partnership as determined prior to the issuance of the additional Partnership Interests.  Similarly, to the extent that a redemption by the General Partner of any Partnership Interests for cash results in an overall increase (the “Percentage Increase”) in the aggregate Percentage Interests in the Partnership represented by the remaining Partnership Interests outstanding after the redemption (the “Remaining Interests”), the Percentage Increase shall be allocated among the classes of Remaining Interests by multiplying the Percentage Increase by a fraction equal to the aggregate pre-redemption Percentage Interests of all Remaining Interests of the particular class divided by the aggregate pre-redemption Percentage Interests of all Remaining Interests of all classes.  Upon the redemption of any Preferred Units for OP Units, the aggregate Percentage Interest allocated to that class of Preferred Units shall be reduced by the total Percentage Interests attributable to the redeemed Preferred Units (the “Preferred Redemption Percentage”), and the aggregate Percentage Interest allocated to the OP Units shall be increased by that Preferred Redemption Percentage.

D.From time to time, the General Partner shall cause the Partnership to issue additional Partnership Interests to the General Partner in connection with the issuance by the General Partner of additional Common Shares in exchange for OP Units as provided in Section 3.8 hereof.  The amount of Partnership Interests issued under this Section 3.3(D) shall be equal to the amount of OP Units exchanged for Common Shares (subject to the anti-dilution protections set forth in Section 3.8).

E.If the Common Shares (or any other class of Securities of the General Partner for which a class of Partnership Interests may be redeemed) undergoes any split or reverse split, then without further action or consent by the General Partner or any Limited Partner, each corresponding class of Partnership Interests that is redeemable for Securities shall be split or combined in accordance with the same ratio used to split or combine the Securities.  For example, if the Common Shares undergo a reverse 2 for 1 split (i.e. every two shares of old Common Shares are converted into one share of new Common Shares) then the corresponding class of Partnership Interests that are redeemable for such Common Shares shall undergo a similar reverse split (i.e. every two old OP Units shall be converted into one new OP Unit).  Similarly, if any class of Partnership Interests into which another class of Partnership Interests is convertible undergoes any split or reverse split, then without further action or consent by the General Partner or any Limited Partner the latter class of Partnership Interests shall be split or combined in accordance with the same ratio used to split or combine the first class of Partnership Interests.

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F.Issuance of LTIP Units.  From and after the date hereof the Partnership shall be authorized to issue LTIP Units (including, for the avoidance of doubt, Special LTIP Units).  From time to time the General Partner may issue LTIP Units to Persons providing services to or for the benefit of the Partnership.  LTIP Units are intended to qualify as profits interests in the Partnership.  LTIP Units shall have the terms set forth in Annex A.

3.3Additional Capital.

A.No Partner shall be assessed or, except as provided for in Section 3.3(B) below, required to contribute additional funds or other property to the Partnership.  Any additional funds or other property required by the Partnership, as determined by the General Partner in its sole discretion, may, at the option of the General Partner and without an obligation to do so (except as provided for in Section 3.3(B) below), be contributed by the General Partner as additional Capital Contributions.  If and as the General Partner or any other Partner makes additional Capital Contributions to the Partnership, each such Partner shall receive additional Partnership Interests as provided for in Section 3.2(B) above.  The General Partner shall also have the right (but not the obligation) to raise any additional funds required for the Partnership by causing the Partnership to borrow the necessary funds from third parties on such terms and conditions as the General Partner shall deem appropriate in its sole discretion.  If the General Partner elects to cause the Partnership to borrow the additional funds, it may cause one or more of the Partnership’s assets to be encumbered to secure the loan.  Except as provided for in Section 3.3(C) below, no Limited Partner shall have the right to contribute additional Capital Contributions to the Partnership without the prior written consent of the General Partner.

B.(i)The net proceeds of any and all funds raised by or through the General Partner through the issuance of additional Securities shall be contributed to the Partnership as additional Capital Contributions, and in such event the General Partner shall be issued additional Partnership Interests pursuant to Section 3.2(B) above.

(ii)If the Partnership requires funds at any time or from time to time in excess of funds available to the Partnership through borrowings and prior or additional Capital Contributions, the General Partner may, but shall not be required to, borrow such funds from a financial institution or other lender or through public debt offerings and lend such funds to the Partnership on the same terms and conditions as are applicable to the General Partner.

C.So long as a dividend reinvestment plan is in effect for the holders of the Common Shares, each Limited Partner shall have the right to reinvest any or all cash distributions payable to it from time to time pursuant to this Agreement by having some or all (as the Limited Partner elects) of such distributions contributed to the Partnership as additional Capital Contributions, and in such event the Partnership shall issue to each such Limited Partner additional OP Units pursuant to Section 3.2(B) above.  The General Partner shall create and administer a reinvestment program to effect the foregoing in substantial conformance with any dividend reinvestment program available from time to time to holders of the Common Stock.

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3.4Capital Accounts.  A separate capital account (“Capital Account”) shall be maintained for each Partner.

A.To each Partner’s Capital Account there shall be credited such Partner’s Capital Contributions, such Partner’s distributive share of Profits and any items in the nature of income or gain which are specifically allocated pursuant to Section 7.3 or Section 7.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any Partnership property distributed to such Partner.

B.To each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses and any items in the nature of expenses or losses which are specifically allocated pursuant to Section 7.3 or Section 7.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

C.In the event all or a portion of a Partnership Interest is transferred in accordance with the terms of this Agreement (including a transfer of OP Units in exchange for Common Shares of the General Partner, pursuant to Section 3.8), the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership Interest.

D.In determining the amount of any liability for purposes of Sections 3.4(A) and 3.4 (B) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

E.This Section 3.4 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, or the Partners) are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Partner pursuant to Section 14 hereof upon the dissolution of the Partnership or would otherwise not have a material adverse effect on any Partner or any Partner’s Capital Account.  The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-l(b), provided, that such adjustments or modifications, to the extent they may be made in the discretion of the General Partner, shall not, either singly or in the aggregate, have a material adverse effect on any Partner or any Partner’s Capital Account.

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3.5Interest on and Return of Capital.

A.No Partner shall be entitled to any interest on its Capital Account or on its contributions to the capital of the Partnership.

B.Except as expressly provided for in this Agreement, not Partner shall have the right to demand or to receive the return of all or any part of his capital contributions to the Partnership and there shall be no priority of one Partner over the other as to the return of capital contributions or withdrawals or distributions of profits and losses.  No Partner shall have the right to demand or receive property other than cash in return for the contributions of such Partner to the Partnership.

3.6Negative Capital Accounts.  No Partner shall be required to pay to the Partnership any deficit or negative balance which may exist in its Capital Account.

3.7Limit on Contributions and Obligations of Partners.  Neither the Limited Partners nor the General Partner shall be required to make any additional advance or contributions to or on behalf of the Partnership or to endorse any obligations of the Partnership.

3.8Conversion of OP Units.  Subject to the further provisions of this Section 3.8, the General Partner hereby grants to each Limited Partner the right to exchange any or all of the OP Units held by that Partner for Common Shares, with one OP Unit being exchangeable for one Common Share.  Such right may be exercised by a Limited Partner at any time and from time to time upon not less than ten (10) days prior written notice to the General Partner or at such times as may be otherwise agreed to by the Limited Partner, on the one hand, and the Partnership or the General Partner, on the other hand. The General Partner shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the exchange of OP Units for Common Shares, such number of Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding OP Units not owned by the General Partner.  No Limited Partner shall, by virtue of being the holder of one or more OP Units, be deemed to be a shareholder of or have any other interest in the General Partner.  The exchange of OP Units for Common Shares described in this Section 3.8 may be effected by the contribution of Common Shares from the General Partner to the Partnership and the redemption by the Partnership of OP Units held by a Limited Partner.  In the event of any change in the outstanding Common Shares by reason of any share, dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the number of OP Units held by each Partner shall be proportionately adjusted so that one OP Unit remains exchangeable for one Common Share without dilution. In the event the General Partner issues any Common Shares in exchange for OP Units pursuant to this Section 3.8, any such OP Units so acquired by the General Partner shall immediately thereafter be canceled by the Partnership and the Partnership shall issue to the General Partner new OP Units pursuant to Section 3.2(B)(ii) hereof.  Notwithstanding the foregoing provisions of this Section 3.8, a Limited Partner shall not have the right to exchange OP Units for Common Shares if (i) in the opinion of counsel for the General Partner, the General Partner would, as a result thereof, no longer qualify (or it would be likely that the General Partner no longer would qualify) as a Real Estate Investment Trust; (ii) such exchange would, in the opinion of counsel for the General Partner, constitute or be likely to constitute a violation of applicable securities laws; or (iii) such

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exchange would result in a Limited Partner exceeding the ownership limitation provisions in the Declaration of Trust of the General Partner, as such provisions shall then be in effect.  If the General Partner is unable to issue Common Shares in accordance with this Section 3.8, it shall cause the Partnership to redeem the requested OP Units for cash for an amount equal to the Market Price (as defined in Section 3.2(B)) calculated as if one OP Unit equaled one Common Share (subject to the anti-dilution protections set forth in this Section 3.8).

No fractional Common Shares shall be issued in return for OP Units.  If more than one OP Unit shall be requested to be redeemed at the same time by the same Limited Partner, the number of full Common Shares that shall be issuable upon the redemption thereof shall be computed on the basis of the aggregate number of Common Shares represented by the OP Units so presented.  If any fraction of a Common Share would, except for the provisions of this Section 3.8, be issuable on the redemption of any OP Units (or specified portion thereof), the General Partner shall pay an amount in cash equal to the Market Price (determined as of the trading day immediately preceding the date upon the closing of the conversion of the OP Units is to occur), multiplied by such fraction.

Holders of LTIP Units shall not be entitled to the rights of exchange or redemption provided for in Section 3.8 of this Agreement, unless and until such LTIP Units have been converted into OP Units (or any other class or series of Partnership Interests entitled to such rights of exchange or redemption).  Notwithstanding the foregoing, and except as otherwise permitted by the award, plan or other agreement pursuant to which an LTIP Unit was issued, the rights of exchange or redemption shall not be exercisable with respect to any OP Unit issued upon conversion of an LTIP Unit until two years after the date on which the LTIP Unit was issued, provided however, that the foregoing restriction shall not apply if the right of redemption is exercised by an LTIP Unit Limited Partner in connection with a transaction that falls within the definition of a “change of control” under the agreement or agreements pursuant to which the LTIP Units were issued to such holder.

4.Principal Office.  The principal office of the Partnership shall be located at the principal office of the General Partner, or at such other place as the General Partner may designate after giving written notice of such designation to the other Partners.

5.Purpose and Powers of the Partnership.

A.The purposes of the Partnership shall be to acquire, purchase, own, operate, manage, develop, redevelop, construct, improve, invest in, finance, refinance, sell, lease and otherwise deal with real property and assets related thereto, and interests therein (including, without limitation, debt), whether directly or indirectly, alone or in association with others.  The purposes of the Partnership include, but are not limited to:

(i)acquiring, developing, operating, leasing and managing real property and conducting any other lawful business relating thereto;

(ii)mortgaging, exchanging, selling, encumbering or otherwise disposing of all or any part of a real property or any interest therein;

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(iii)constructing, reconstructing, altering, modifying and subtracting from or adding to a real property or any part thereof;

(iv)organizing and holding partnership interests in partnerships owning or otherwise having an interest in, whether directly or indirectly, one or more real properties; and

(v)in general, the making of any investments or expenditures, the borrowing and lending of money and the taking of any and all actions which are incidental or related to any of the purposes recited above.

It is agreed that each of the foregoing is an ordinary part of the Partnership’s business and affairs.  Property may be acquired subject to, or by assuming, the liens, encumbrances, and other title exceptions which affect such property.  The Partnership may also be a partner, general or limited, in partnerships, general or limited, and joint ventures created to accomplish all or any of the foregoing.

B.The Partnership purposes may be accomplished by taking any action which is not prohibited under the Act and which is related to the acquisition, ownership, development, improvement, operation, management, financing, leasing, exchanging, selling or otherwise encumbering or disposing of all or any portion of the assets of the Partnership, or any interest therein.

C.Notwithstanding anything to the contrary contained in this Agreement, for so long as Acadia Realty Trust is a Partner, the Partnership shall operate in such a manner and the Partnership shall take or omit to take all actions as may be necessary (including making appropriate distributions from time to time), so as to permit Acadia Realty Trust (i) to continue to qualify as a Real Estate Investment Trust under Sections 856 through 860 of the Code so long as such requirements exist and as such provisions may be amended from time to time, or corresponding provisions of succeeding law (the “REIT Requirements”), and (ii) to minimize its exposure to the imposition of an excise tax under Section 498l(a) of the Code or a tax under Section 857(b)(5) of the Code, so long as such taxes may be imposed and as such provisions may be amended from time to time, or corresponding provisions of succeeding law, each of (i) and (ii) to at all times be determined (a) as if Acadia Realty Trust’s sole asset is its Partnership Interest, and (b) without regard to the action or inaction of Acadia Realty Trust with respect to distributions (by way of dividends or otherwise) and the timing thereof.  In addition, the Partnership shall take no action with respect to a sale, exchange or other disposition of any property owned by the Partnership with respect to which a material issue exists as to whether such sale, exchange or other disposition would cause Acadia Realty Trust to incur a prohibited transaction tax under Section 857(b)(6) of the Code.

D.Without the consent of all of the Limited Partners affected thereby, the General Partner may not change its policy of holding its assets and conducting its business solely through the Partnership or structure any transactions described in Section 5(E) or 5(F) in a manner which will change the General Partner’s policy of holding its assets and conducting its business through the Partnership (or the Surviving Partnership (defined below), if applicable)), if

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the result of such transaction is the recognition of gain for federal income tax purposes by such Limited Partners.

E.Whether or not Section 5(D) hereof is applicable, the General Partner shall not, unless Section 5(F) is applicable, engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or similar transaction (each a “Termination Transaction”), unless such Termination Transaction is one in connection with which each Limited Partner either will receive, or will have the right to elect to receive, for each OP Unit held by such Limited Partner, an amount of cash, securities, or other property equal to the product of the number of Common Shares into which such OP Unit is convertible (or in the case of a Series A Preferred Unit, the number of OP Units into which such Series A Preferred Unit is convertible) and the greatest amount of cash, securities or other property paid to a holder of one Common Share in consideration of one Common Share pursuant to the terms of the Termination Transaction; provided that; if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding Common Shares, each holder of OP Units (but not Series A Preferred Units or any other class of Partnership Interests that is not directly redeemable for Common Shares) shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its exchange right (as set forth in Section 3.8) and received Common Shares in exchange for its OP Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated.

F.Whether or not Section 5(D) hereof is applicable, the General Partner may merge, or otherwise combine its assets, with another entity without satisfying the requirements of Section 5(E) hereof if: (i) immediately after such merger or other combination, substantially all of the assets directly or indirectly owned by the surviving entity, other than OP Units held by such General Partner, are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (ii) the Limited Partners own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership (as determined pursuant to Section 5(G)) and the relative fair market value of the other net assets of the Surviving Partnership (as determined pursuant to Section 5(G)) immediately prior to the consummation of such transaction; (iii) the rights, preferences and privileges of each class of Limited Partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (iv) such rights of the Limited Partners include the right to exchange their interests in the Surviving Partnership for at least one of: (A) the consideration available to such Limited Partners pursuant to Section 5(E), or (B) if the ultimate controlling person of the Surviving Partnership has publicly traded common equal securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities (as determined pursuant to Section 5(G)) and the Common Shares.

G.In connection with any transaction permitted by Section 5(E) or 5(F), the relative fair market values shall be reasonably determined by the General Partner in good faith as

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of the time of such transaction and, to the extent applicable, shall be no less favorable to the Limited Partners than the relative values reflected in the terms of such transactions.

6.Term.  The term of the Partnership shall continue until the Partnership is terminated upon the occurrence of an event described in Section 14.1 below.

7.Allocations.

7.1Profits.  After giving effect to the special allocations set forth in Sections 7.3 and 7.4 hereof (including, without limitation, allocations to holders of Preferred Units pursuant to Section 7.3(H) and special allocations to holders of Special LTIP Units pursuant to Section 7.3(I)), Profits for any fiscal year shall be allocated among the Partners in proportion to their respective Percentage Interests.

7.2Losses.

A.After giving effect to the special allocations set forth in Sections 7.3 and 7.4 hereof, Losses for any fiscal year shall be allocated among the Partners in proportion to their respective Percentage Interests.

B.The Losses allocated pursuant to Section 7.2(A) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year.  All Losses in excess of the limitations set forth in this Section 7.2(B) shall be allocated to the General Partner.  For purposes of determining allocations of Losses pursuant to Section 7.2, an LTIP Unit Limited Partner shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for its LTIP Units and a separate Capital Account for its OP Units, if applicable, and the Economic Capital Account Balance of each holder of OP Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Interests.

7.3Special Allocations.  Subject to Section 7.6 hereof, the following special allocations shall be made in the following order:

A.Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 7, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 7.3(A) is intended to comply with minimum gain chargeback requirements in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

B.Partner Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 7, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner

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Nonrecourse Debt during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i)(5) shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(i)(2).  This Section 7.3(B) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

C.Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 7.3(C) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for this Section 7 have been tentatively made, as if this Section 7.3(C) were not in the Agreement.

D.Gross Income Allocation.  In the event any Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year, each such Partner shall be specifically allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(D) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7 have been made as if Section 7.3(C) hereof and this Section 7.3(D) were not in the Agreement.

E.Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year shall be allocated among the Partners in accordance with their respective Percentage Interests.

F.Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i)(1).

G.Section 754 Adjustments.  The Partnership shall make a timely election under Section 754 such that the General Partner may adjust the tax basis of the Partnership assets pursuant to Section 743(b), if appropriate, upon an exchange of OP Units for Common Shares.  In addition, to the extent an adjustment to the adjusted tax basis of any Partnerships asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of his interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specifically allocated to the Partner in accordance with such Partner’s Percentage

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Interest in the event that Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or the Partners to whom such distribution was made in the event that Regulations Section 1.704- l(b)(2)(iv)(m)(4) applies.

H.Allocations with Respect to Partnership Interests other than OP Units.  In the event the Partnership issues additional classes of Preferred Units or other classes of Partnership Interests other than OP Units, then the General Partner shall determine, in its sole discretion, the Profits and Losses attributable to each class (subject to the requirement that the Profits attributed to any class must bear a reasonable relationship to the amount of cash distributions to that class) and shall allocate the Profits and Losses of each class of Partnership Interests among the Partners in such class in proportion to their respective percentage interests in such class, after giving effect to any and all special allocations set forth in Sections 7.3 and 7.4 above.

I.Special Interim Allocations.  All or a portion of the Profits for a taxable year, if any, shall be specially allocated to the holders of Special LTIP Units, with respect to which the Special LTIP Unit Full Distribution Participation Date has occurred, in proportion to and to the extent of the aggregate distributions made, or to be made, with respect to a Special LTIP Unit with respect to a taxable period pursuant to the last sentence of Section 8.6 hereof.

J.Forfeiture Allocations.  Upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).

K.Special Allocations With Respect to LTIP Units.  After giving effect to the special allocations set forth in Sections 7.3(A) through 7.3(J) hereof, and notwithstanding the provisions of Sections 7.1 and 7.2 above, but subject to the prior allocation of Profits to holders of Preferred Units under Section 7.1 above, any Liquidating Gains shall first be allocated to the holders of LTIP Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the OP Unit Economic Balance, multiplied by (ii) the number of their LTIP Units; provided that no such Liquidating Gains will be allocated with respect to any particular LTIP Unit unless, and such allocations, if any, shall be made only to the extent that, such Liquidating Gains, when aggregated with other Liquidating Gains realized by holders of LTIP Units since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit.  After giving effect to the special allocations set forth in Sections 7.3(A) through 7.3(K) hereof, and notwithstanding the provisions of Sections 7.1 and 7.2 above, in the event that, due to distributions with respect to OP Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balance of any present or former holder of LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units, exceeds the target balance specified above, then Liquidating Losses shall be allocated to such holder, or at the option of the General Partner, Liquidating Gains may be allocated to the other Partners, to the extent necessary to reduce or eliminate the disparity.  For this purpose, “Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net gain realized in connection with an adjustment to the Gross Asset Value of Partnership assets under

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the definition of Gross Asset Value in Section 2 of this Agreement.  Similarly, “Liquidating Losses” means any net loss realized in connection with any such event.  The “Economic Capital Account Balances” of the holders of LTIP Units will be equal to their Capital Account balances, plus the amount of their shares of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units.  Similarly, the “OP Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of OP Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 7.3(K), divided by (ii) the number of the General Partner’s OP Units.  Any such allocations shall be made among the holders of LTIP Units in proportion to the amounts required to be allocated to each under this Section 7.3(K).  The parties agree that the intent of this Section 7.3(K) is to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner’s OP Units (on a per-unit basis), but only if the Partnership has sufficient cumulative net Liquidating Gains with respect to its assets since the issuance of the relevant LTIP Unit.  The General Partner shall be permitted to interpret this Section 7.3(K) or to may make additional or corrective allocations to the extent necessary to achieve this intent.  In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 7.3(K), Profits allocable under Section 7.1 and any Losses shall be recomputed without regard to the Liquidating Gains or Losses so allocated.

7.4Curative Allocations.  The allocations set forth in Sections 7.2(B), 7.3(A), 7.3(B), 7.3(C), 7.3 (D), 7.3(E), 7.3(F) and 7.3(G) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Section 704(b) of the Code.  It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 7.4.  Therefore, notwithstanding any other provision of this Section 7 (other than Regulatory Allocations and Section 7.6), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 7.1, 7.2(A), 7.3(H), 7.3(I) and 7.3(K).  In exercising this discretion under this Section 7.4, the General Partner shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

7.5Other Allocation Rules.

A.For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

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B.The Partners are aware of the income tax consequences of the allocations made by this Section 7 and hereby agree to be bound by the provisions of this Section 7 in reporting their shares of Partnership income and loss for income tax purposes.

C.Solely for purposes of determining a Partner’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners’ interests in Partnership Profits are equal to their respective Percentage Interests.

7.6Tax Allocations: Code Section 704(c).

A.Notwithstanding any other provision herein to the contrary, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value in accordance with Code Section 704(c) and Regulations Section 1.704-3 using the “traditional method” unless otherwise determined by the General Partner and the Contributing Partner.

B.In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value” contained in Section 2 hereof, subsequent allocations of income gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as set forth in Section 7.6A above.

C.Allocations pursuant to this Section 7.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision in this Agreement.

8.Cash Available for Distribution.

8.1Operating Cash Flow.  As used in this Agreement, “Operating Cash Flow” shall mean and be defined as all cash receipts of the Partnership from whatever source (but excluding Capital Cash Flow and proceeds of Capital Contributions) during the period in question in excess of all items of Partnership expense (including prepaid expense, financing costs and similar items but excluding non-cash expenses such as depreciation and costs and expenses paid with Capital Contributions) and other cash needs of the Partnership, including, without limitation, amounts paid by the Partnership as principal on debts and advances, during such period, capital expenditures and any reserves (as reasonably determined by the General Partner) established or increased during such period provided that the expenses listed in Section 8.2 shall not be considered expenses under this Section 8.1.  Subject to Section 8.6 below, Operating Cash Flow shall be distributed to or for the benefit of the Partners not less frequently than annually, and shall be distributed (i) first, to holders of any class of Preferred Units in accordance with their Percentage Interests in an amount equal to all preferential distributions on such Preferred Units as set forth in the Unit Certificate for such class and at the times set forth therein, and (ii)

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thereafter, to the extent of the remaining amount, to and among the other Partners in accordance with their respective Percentage Interests; or

8.2Capital Cash Flow.  As used in this Agreement, “Capital Cash Flow” shall mean and be defined as collectively (a) gross proceeds realized in connection with the sale of any assets of the Partnership, (b) gross financing or refinancing proceeds, (c) gross condemnation proceeds (excluding condemnation proceeds applied to restoration of remaining property) and (d) gross insurance proceeds (excluding rental insurance proceeds or insurance proceeds applied to restoration of property), less (a) closing costs, (b) the cost to discharge any Partnership financing encumbering or otherwise associated with the asset(s) in question, (c) the establishment of reserves (as determined by the General Partner, and which may include cash held for future acquisitions), and (d) other expenses of the Partnership then due and owing.  Subject to Sections 8.6 and 14.2 below, Capital Cash Flow shall be distributed to or for the benefit of the Partners not less frequently than annually, and in any event as provided in the Unit Certificate and shall be distributed first to the holders of Preferred Units in the order of their preference and next to the other Partners, in accordance with the respective Percentage Interests of the Partners on the date of such distribution.

8.3Consent to Distributions.  Each of the Partners hereby consents to the distributions provided for in this Agreement.  The General Partner shall determine, in accordance with the terms of this Agreement and the Unit Certificates, the amounts to be distributed to the Partners from time to time.

8.4Distributions to General Partner’s Shareholders.  To the extent available after providing for the preferences and the rights of the Partners, Operating Cash Flow and Capital Cash Flow shall be distributed to the General Partner in the amount necessary to satisfy the payment of distributions to the General Partner’s shareholders as such distributions are determined by the General Partner.

8.5Additional Classes of Partnership Interests.  Notwithstanding the foregoing provisions of this Article 8, in the event the Partnership issues additional classes of Partnership Interests other than OP Units, then the General Partner shall determine, in its sole discretion (subject to Section 7.3(H)), the amount of distributions of Operating Cash Flow and Capital Cash Flow attributable to each class in accordance with the Unit Certificates and shall distribute such Operating Cash Flow and Capital Cash Flow to each class of Partnership Interests among the Partners in such class in proportion to their respective Percentage Interests in such class or otherwise as required pursuant to the terms of such Partnership Interests.

8.6Distributions to LTIP Unit Limited Partners.  For purposes of the foregoing calculations of Sections 8.1 and 8.2, issued and outstanding LTIP Units (including, for the avoidance of doubt, Special LTIP Units) shall be treated as outstanding OP Units.  For the avoidance of doubt, Special LTIP Units for which the Special LTIP Unit Full Distribution Participation Date has not occurred as of the Partnership Record Date for a particular distribution shall be entitled to such distribution only to the extent they are included in the calculation of Percentage Interest as of the Partnership Record Date for such distribution.  Notwithstanding the other provisions of Article 8, but subject to distributions to holders of Preferred Units in accordance with clause (i) in each of Sections 8.1 and 8.2, with respect to a Special LTIP Unit,

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upon the Special LTIP Unit Full Distribution Participation Date, Operating Cash Flow and Capital Cash Flow shall be distributed to the holder of such Special LTIP Unit in an amount equal to the Interim Distribution Amount; provided, however, the amount distributed in any taxable period shall not exceed the amount of Profits allocated to such holder pursuant to Section 7.3(I) for such taxable period; and provided, further, that, to the extent the entire amount of the Interim Distribution Amount cannot be made in a taxable period, the remaining Interim Distribution Amount will be carried forward to the next taxable period and distributed to the extent of Profits allocated to such holder pursuant to Section 7.3(I) in such following taxable period.

9.Management of Partnership.

9.1General Partner.  The General Partner shall be the sole manager of the Partnership business, and shall have the right and power to make all decisions and take any and every action with respect to the property, the business and affairs of the Partnership and shall have all the rights, power and authority generally conferred by law, or necessary, advisable or consistent with accomplishing the purposes of the Partnership.  All such decisions or actions made or taken by the General Partner hereunder shall be binding upon all of the Partners and the Partnership.  The powers of the General Partner to manage the Partnership business shall include, without limitation, the power and authority to:

(i)operate any business normal or customary for the owner of or investor in real properties;

(ii)perform any and all acts necessary or appropriate to the operation of the Partnership assets, including, but not limited to, applications for rezoning, objections to rezoning of other property and the establishment of bank accounts in the name of the Partnership;

(iii)procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as are deemed appropriate by the General Partner;

(iv)take and hold all real, personal and mixed property of the Partnership in the name of the Partnership or in the name of a nominee;

(v)execute and deliver leases on behalf of and in the name of the Partnership;

(vi)borrow money, finance and refinance the assets of the Partnership or any part thereof or interest therein and in connection with such borrowing, execute and deliver documents that evidence and secure the loans which permit the holders of the loans to confess judgment against the Partnership;

(vii)(coordinate all accounting and clerical functions of the Partnership and employ such accountants, lawyers, property managers, leasing agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership;

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(viii)acquire, encumber, sell, ground lease or otherwise dispose of any or all of the assets of the Partnership, or any part thereof or interest therein; and

(ix)organize one or more partnerships or corporations which are controlled, directly or indirectly, by the Partnership and make any capital contributions required pursuant to the partnership agreements of any such partnerships.

9.2Limitations on Powers and Authorities of Partners.  Notwithstanding the powers of the General Partner set forth in Section 9.1 above, no Partner shall have the right or power to do any of the following:

(i)do any act in contravention of this Agreement, or any amendment hereto; or

(ii)do any act which would make it impossible to carry on the ordinary business of the Partnership, except to the extent that such act is specifically permitted by the terms hereof (it being understood and agreed that a sale of any or all of the assets of the Partnership, for example, would be an ordinary part of the Partnership’s business and affairs and is specifically permitted hereby.

9.3Limited Partners.  The Limited Partners shall have no right or authority to act for or to bind the Partnership and no Limited Partner shall participate in the conduct or control of the Partnership’s affairs or business; provided, however, that the exercise of the Limited Partners’ rights under this Agreement shall not be considered to be participation in such conduct or control.

9.4Liability of General Partner.  The General Partner shall not be liable or accountable, in damages or otherwise, to the Partnership or to any other Partner for any error of judgment or for any mistakes of fact or law or for anything which it may do or refrain from doing hereafter in connection with the business and affairs of the Partnership except (i) in the case of fraud, willful misconduct (such as an intentional breach of fiduciary duty or an intentional breach of this Agreement) or gross negligence, and (ii) for other breaches of this Agreement, but the liability of the General Partner under this clause (ii) shall be limited to its interest in the Partnership as more particularly provided for in Section 9.8 below.  The General Partner shall not have any personal liability for the return of any Limited Partner’s capital.

9.5Indemnity.  The Partnership shall indemnify and shall hold the General Partner (and the officers and directors thereof) harmless from any loss or damage, including without limitation reasonable legal fees and court costs, incurred by it by reason of anything it may do or refrain from doing hereafter for and on behalf of the Partnership or in connection with its business or affairs; provided, however, that (i) the Partnership shall not be required to indemnify the General Partner (or any officer or director thereof) for any loss or damage which it might incur as a result of its fraud, willful misconduct or gross negligence in the performance of its duties hereunder and (ii) this indemnification shall not relieve the General Partner of its proportionate part of the obligations of the Partnership as a Partner.  The right of indemnification

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set forth in this Section 9.5 shall be in addition to any rights to which the person or entity seeking indemnification may otherwise be entitled and shall inure to the benefit of the successors and assigns or any such person or entity.  No Partner shall be personally liable with respect to any claim for indemnification pursuant to this Section 9.5, but such claim shall be satisfied solely out of assets of the Partnership.  Notwithstanding the foregoing provisions of this Section 9.5, the General Partner shall be entitled to reimbursement by the Partnership for any amounts paid by it in satisfaction of indemnification obligations owed by the General Partner to present or former directors of the General Partner or its predecessors, as provided for in or pursuant to the Articles of Incorporation and By-Laws of the General Partner.

9.6Other Activities of Partners and Agreements with Related Parties.  The General Partner shall devote its full-time efforts in furtherance of the Partnership business and shall conduct all of its activities exclusively through the Partnership and shall not conduct or engage in any way in any other business; provided, however, that the General Partner may enter into or conduct business through a wholly owned subsidiary or otherwise if such business is in connection with, or incidental to, the management of the business of the Partnership.  Except as may otherwise be agreed to in writing, each Limited Partner, and its affiliates, shall be free to engage in, to conduct or to participate in any business or activity whatsoever, including, without limitation, the acquisition, development, management and exploitation of real and personal property (other than property of the Partnership), without any accountability, liability or obligation whatsoever to the Partnership or to any other Partner, even if such business or activity competes with or is enhanced by the business of the Partnership.  The General Partner, in the exercise of its power and authority under this Agreement, may contract and otherwise deal with or otherwise obligate the Partnership to entities in which the General Partner or any one or more of the officers, directors or shareholders of the General Partner may have an ownership or other financial interest, whether direct or indirect; provided, however, that without the approval of a majority of the disinterested trustees of the General Partner, the General Partner will not (i) acquire from or sell to any trustee, officer or employee of the General Partner or the Partnership, or any person in which a trustee, officer or employee of the General Partner or the Partnership owns more than a 1% interest, or acquire from or sell to any affiliate of any of the foregoing, any of the assets or other property of the General Partner, (ii) make any loan to or borrow from any of the foregoing persons, (iii) engage in any other transaction with any of the foregoing persons or (iv) dispose of any of the initial 31 properties set forth on Schedule B hereto; provided further that the foregoing shall not affect, or be deemed a waiver by the Limited Partners of, the General Partner’s fiduciary obligations to the Partnership.

9.7Other Matters Concerning the General Partner.

A.The General Partner shall be protected in relying, acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

B.The General Partner may exercise any of the powers granted or perform any of the duties imposed by this Agreement either directly or through agents.  The General Partner may consult with counsel, accountants, appraisers, management consultants, investment bankers and other consultants selected by it, each of whom may serve as consultants for the

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Partnership.  An opinion by any consultant on a matter which the General Partner believes to be within its professional or expert competence shall be full and complete protection as to any action taken or omitted by the General Partner based on the opinion and taken or omitted in good faith.  The General Partner shall not be responsible for the misconduct, negligence, acts or omissions of any consultant or contractor of the Partnership or of the General Partner, and shall assume no obligations other than to use due care in the selection of all consultants and contractors.

C.No mortgagee, grantee, creditor or any other person dealing with the Partnership shall be required to investigate the authority of the General Partner or secure the approval of or confirmation by any Limited Partner of any act of the General Partner in connection with the conduct of the Partnership business.

D.The General Partner may retain such persons or entities as it shall determine (subject to Section 9.6, including the General Partner or any entity in which the General Partner shall have an interest or with which it is affiliated) to provide services to or on behalf of the Partnership.  The General Partner shall be entitled to reimbursement from the Partnership for its out-of-pocket expenses (subject to Section 9.6, including, without limitation, amounts paid or payable to the General Partner or any entity in which the General Partner shall have an interest or with which it is affiliated) incurred in connection with Partnership business.  Such expenses shall be deemed to include those expenses required in connection with the administration of the Partnership such as the maintenance of Partnership books and records, management of the Partnership property and assets and preparation of information respecting the Partnership needed by the Partners in the preparation of their individual tax returns.

9.8Partner Exculpation.

A.Except for fraud, willful misconduct and gross negligence, no Partner shall have any personal liability whatever, whether to the Partnership or to the other Partner, for the debts or liabilities of the Partnership or its obligations hereunder, and the full recourse of the other Partner shall be limited to the interest of that Partner in the Partnership.  To the fullest extent permitted by law, no officer, director or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services.  Without limitation of the foregoing, and except for fraud, willful misconduct and gross negligence, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement.  This Agreement is executed by the officers of each Partner solely as officers of the same and not in their own individual capacities. No advisor, trustee, director, officer, partner, employee, beneficiary, shareholder, participant or agent of any Partner (or of any Partner of a Partner) shall be personally liable in any matter or to any extent under or in connection with this Agreement, and the Partnership, each Partner and their respective successors and assigns shall look solely to the interest of the other Partner in the Partnership for the payment of any claim or for any performance hereunder.

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9.9General Partner Expenses and Liabilities.

A.All costs and expenses incurred by the General Partner in connection with its activities as the General Partner hereunder, all costs and expenses incurred by the General Partner in connection with its continued corporate existence, qualification as a Real Estate Investment Trust under the Code and otherwise, and all other liabilities incurred or suffered by the General Partner in connection with the pursuit of its business and affairs as contemplated hereunder and in connection with its activities  as the General Partner hereunder, shall be paid (or reimbursed to the General Partner, if paid by the General Partner) by the Partnership.

B.Notwithstanding any provisions to the contrary set forth in this Agreement, the amount of any distributions, payments or reimbursements pursuant to this Agreement to the General Partner shall be reduced by any amount derived by the General Partner from any investments owned directly by the General Partner (including without limitation amounts derived from its ownership of those subsidiaries described in Section 9.6).

C.Notwithstanding anything contained herein to the contrary, if the proceeds actually received and thereafter contributed to the Partnership by the General Partner pursuant to any additional issuance as described in Section 3.2(B) are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to this Section 9.9 for the amount of such underwriter’s discount or other expenses.

10.Banking.  The funds of the Partnership shall be kept in accounts designated by the General Partner and all withdrawals therefrom shall be made on such signature or signatures as shall be designated by the General Partner.

11.Accounting.

11.1Fiscal Year.  The fiscal year of the Partnership shall end on the last day of December of each year, unless another fiscal year end is selected by the General Partner.

11.2Books of Account.  The Partnership books of account shall be maintained at the principal office designated in Section 4 above or at such other locations and by such person or persons as may be designated by the General Partner. The Partnership shall pay the expense of maintaining its books of account.  Each Partner shall have, during reasonable business hours and upon reasonable prior notice, access to the books of the Partnership and in addition, at its expense, shall have the right to copy such books.  The General Partner, at the expense of the Partnership, shall cause to be prepared and distributed to the Partners annual financial data sufficient to reflect the status and operations of the Partnership and its assets and to enable each Partner to file its federal income tax return.

11.3Method of Accounting.  The Partnership books of account shall be maintained and kept, and its income, gains, losses and deductions shall be accounted for, in accordance with sound principles of accounting consistently applied, or such other method of accounting as may be adopted hereafter by the General Partner.  All elections and options

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available to the Partnership for Federal or state income tax purposes shall be taken or rejected by the Partnership in the sole discretion of the General Partner.

11.4Section 754 Election.  In case of a distribution of property made in the manner provided in Section 734 of the Code (or any similar provision enacted in lieu thereof), or in the case of a transfer of any interest in the Partnership permitted by this Agreement made in the manner provided in Section 743 of the Code (or any similar provision enacted in lieu thereof), the General Partner, on behalf of the Partnership, may, in its sole discretion, file an election under Section 754 of the Code (or any similar provision enacted in lieu thereof) in accordance with the procedures set forth in the applicable Regulations.

11.5Tax Matters Partner.  The General Partner is hereby designated the Tax Matters Partner (hereinafter referred to as the “TMP”) of the Partnership and shall have all the rights and obligations of the TMP under the Code.

11.6Administrative Adjustments.  If the TMP receives notice of a Final Partnership Administrative Adjustment (the “FPAA”) or if a request for an administrative adjustment made by the TMP is not allowed by the United States Internal Revenue Service (the “IRS”) and the IRS does not notify the TMP of the beginning of an administrative proceeding with respect to the Partnership’s taxable year to which such request relates (or if the IRS so notifies the TMP but fails to mail a timely notice of an FPAA), the TMP may, but shall not be obligated to, petition a Court for readjustment of partnership items.  In the case of notice of an FPAA, if the TMP determines that the United States District Court or Claims Court is the most appropriate forum for such a petition, the TMP shall notify each person who was a Partner at any time during the Partnership’s taxable year to which the IRS notice relates of the approximate amount by which its tax liability would be increased (based on such assumptions as the TMP may in good faith make) if the treatment of partnership items on his return was made consistent with the treatment of partnership items on the Partnership’s return, as adjusted by the FPAA.  Unless each such person deposits with the TMP, for deposit with the IRS, the approximate amount of his increased tax liability, together with a written agreement to make additional deposits if required to satisfy the jurisdictional requirements of the Court, within thirty days after the TMP’s notice to such person, the TMP shall not file a petition in such Court.  Instead, the TMP may, but shall not be obligated to, file a petition in the United States District Tax Court.

11.7Safe Harbor Election.  To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any nonrecourse liabilities to the extent the balance of such liabilities exceed the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement).  In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor

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requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

11.8Partnership Representative.

A.This Section 11.8 applies to taxable years of the Partnership with respect to which Subchapter C of Chapter 63 of the Code as enacted pursuant to Section 1101 of the Bipartisan Budget Act of 2015, P.L. 114-74, as amended from time to time, is applicable.

B.The General Partner shall be the partnership representative of the Partnership under Section 6223(a) of the Code (the “Partnership Representative”).  The Partnership Representative shall have the sole authority to act on behalf of the Partnership in any controversies or proceedings with or other matters involving the IRS or any state, local or non-U.S. taxing authority (provided that Section 11.6 of this Agreement regarding choice of judicial forum shall apply in the case of the Partnership Representative in a manner comparable to the manner in which it applies to the TMP).  The Partnership Representative shall be entitled to take such actions on behalf of the Partnership in any and all dealings with the IRS and any other such taxing authority as it determines to be appropriate and any decision made or action taken by the Partnership Representative shall be binding on all Partners.

C.The Partners agree timely to provide information reasonably requested by the Partnership Representative and otherwise to cooperate in good faith with the Partnership Representative (including by filing amended returns pursuant to Section 6225(c)(2) of the Code upon request of the Partnership Representative).  Each Partner shall, on such Partner’s tax returns, treat each item of income, gain, loss, deduction or credit attributable to the Partnership in a manner which is consistent with the treatment of such income, gain, loss, deduction or credit on the Partnership’s tax returns.

D.The Partnership Representative may, to the extent permitted by law, make an election under Section 6226 of the Code and/or Section 6227(b)(2) of the Code with respect to any imputed underpayment of the Partnership (a “Push Out Election”).

E.In the event a Push Out Election is not made, the Partnership Representative shall allocate any assessed amount under Section 6221 of the Code, any imputed underpayment or other adjustment under Section 6225 of the Code, any administrative adjustment under Section 6227(b)(1) of the Code or any other amount paid or payable by the Partnership to the IRS or another taxing authority among current or former Partners in such manner as the Partnership Representative shall in good faith deem appropriate, and such current or former Partners shall pay to the Partnership their respective shares of any amounts so paid or payable by the Partnership (including interest, penalties, additions to tax and additional amounts) within thirty (30) days after request therefor by the Partnership Representative. A current or former Partner that does not timely pay any amount so due to the Partnership shall reimburse the Partnership upon demand by the Partnership Representative for any costs of collection, and any amount not paid when due by a current or former Partner (including costs of collection) shall bear interest at the Default Rate.  The Partnership may withhold from any distribution under Section 8 of this Agreement or from any other amount payable to a current or former Partner any such amount not paid to the Partnership when due including interest accrued thereon. In the

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event the Partnership shall obtain a refund of any amount paid by it to the IRS or another taxing authority out of funds provided (or reimbursed to the Partnership) by current or former Partners, the Partnership shall pay over such amounts to such Partners in such manner as the Partnership Representative shall in good faith deem appropriate.

F.In the event that the Partnership is a partner in another partnership or is an owner in another entity that is classified as a partnership for Federal income tax purposes, and such other partnership or entity makes a pass through election in respect of the Partnership, requires the Partnership to file an amended return or pays an amount to the IRS, in each case under the partnership audit rules referred to in this Section 11.8, then the Partnership Representative shall take such action as it may in good faith deem appropriate in order to apply the foregoing provisions of this Section 11.8 or the principles thereof to the same.

G.The Partnership shall indemnify and hold the Partnership Representative (and the officers and directors thereof) harmless from any loss or damage, including without limitation reasonable legal fees and court costs, incurred by it as a result of its acting as Partnership Representative  hereunder, provided that the Partnership shall not be required so to indemnify the  Partnership Representative (or any officer or director thereof) for any loss or damage which it might incur as a result of its fraud, willful misconduct or gross negligence in the performance of its duties hereunder.

H.The obligations of each current and former Partner of the Partnership under this Section 11.8 shall survive the transfer or redemption of such Partner’s interest in the Partnership and the termination of this Agreement or the dissolution of the Partnership.

For purposes of this Agreement, the terms and provisions of this Section 11.8 shall be referred to herein, collectively, as the “Tax Code Modifications”.

12.Transfers of Partnership Interests.

A.General Partner.  In no event may the General Partner at any time assign, sell, transfer, pledge, hypothecate or otherwise dispose of all or any portion of its Partnership Interest, except by operation of law and in a manner consistent with the rights of other Partners.

B.Limited Partner.

(i)No Limited Partner or substituted Limited Partner shall, without the prior written consent of the General Partner (which consent may be given or withheld in the sole discretion of the General Partner), sell, assign, distribute or otherwise transfer (a “Transfer”) all or any part of his interest in the Partnership except by operation of law, gift (outright or in trust) or by sale, in each case to or for the benefit of a Permitted Transferee (as defined below), except for (a) pledges or other collateral transfers effected by a Limited Partner to secure the repayment of a loan and (b) the exchange of OP Units for Common Shares, pursuant to Section 3.8 above.  For purposes of this Section 12(B)(i), the term “Permitted Transferee” means (i) any partner or other equity owner of a Limited Partner; (ii) an equity owner of any partner or other equity owner of a Limited Partner; (iii) members of the Immediate Family (as defined below) of any equity owner of a

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Limited Partner (or any equity owner thereof) and trusts for the benefit of one or more members of the Immediate Family of the Limited Partner (or any equity owner thereof) created for a state and/or gift tax purposes and/or (iv) any public charity, public foundation or charitable institution as defined in Section 501(c)(3) of the Code or (v) any entity entirely owned and controlled by the Limited Partner or by any of the persons or entities described in clauses (i) through (iv).  For purposes of this Section 12(B)(i), the term “Immediate Family” means, with respect to any natural person, such natural person’s spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law and children-in-law.  A Limited Partner shall notify the General Partner of any Transfer of beneficial interest or other interest which occurs without a transfer of record ownership, as well as any pledge or other collateral transfer.  No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.  A Limited Partner shall not be permitted to retire or withdraw from the Partnership except as expressly permitted by this Agreement.

(ii)An assignee, legatee, distributee or other transferee (whether by conveyance, will or the laws of intestacy, operation of law or otherwise) (a “Transferee”) of all or any portion of a Limited Partner’s interest in the Partnership shall be entitled to receive Profits, Losses and distributions hereunder attributable to such interest acquired by reason of such Transfer, from and after the effective date of the Transfer of such interest; provided, however, anything in this Agreement to the contrary notwithstanding, (a) no Transferee shall be considered a substituted Limited Partner until such Transfer has been consented to by the General Partner and (b) the Partnership and the General Partner shall be entitled to treat the transferor of such interest as the absolute owner thereof in all respects, and shall incur no liability for the allocation of Profits and Losses or distributions which are made to such transferor until such time as the written instrument of Transfer has been received by the General Partner and the “effective date” of the Transfer has passed.  The “effective date” of any Transfer shall be the last day of the month set forth on the written instrument of Transfer or such other date consented to in writing by the General Partner as the “effective date.”

C.Admission Adjustments.  The General Partner shall, when necessary, cause this Agreement to be amended from time to time to reflect the addition or withdrawal of • Partners, including the corresponding adjustments to Percentage Interests in accordance with Section 3.2(C).

13.Death, Legal Incompetency, Etc. of a Limited Partner.  The death, legal incompetency, insolvency, dissolution or bankruptcy of a Limited Partner shall not dissolve or terminate the Partnership.  Upon the death or incapacity of an individual Limited Partner, such individual Limited Partner’s interest in the Partnership shall be transferred either by will, the laws of intestacy or otherwise to the legal representative or successor of such individual Limited Partner.

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14.Termination, Liquidation and Dissolution of Partnership.

14.1Termination Events.  The Partnership shall be dissolved and its affairs wound up in the manner hereinafter provided upon the earliest to occur of the following events:

(i)December 31, 2080; or

(ii)the agreement of those Partners holding at least ninety-five percent (95%) of the Percentage Interests of all of the Partners entitled to vote, determining that the Partnership should be dissolved; or

(iii)the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating as bankrupt either the Partnership or the General Partner, and the expiration without appeal of the period, if any, allowed by applicable law to appeal therefrom.

14.2Method of Liquidation.  Upon the happening of any of the events specified in Section 14.1 above, the General Partner (or if there be no General Partner, a liquidating trustee selected by those Limited Partners holding in the aggregate more than fifty percent (50%) of the Percentage Interests held by all Limited Partners entitled to vote) shall immediately commence to wind up the Partnership’s affairs and shall liquidate the assets of the Partnership as promptly as possible, unless the General Partner, or the liquidating trustee, shall determine that an immediate sale of Partnership assets would cause undue loss to the Partnership, in which event the liquidation may be deferred to a reasonable time.  The Partners shall continue to share Operating Cash Flow, Capital Cash Flow, Profits and Losses during the period of liquidation in the same proportions as before dissolution.  The proceeds from liquidation of the Partnership, including repayment of any debts of Partners to the Partnership, shall be applied in the order of priority as follows:

A.Debts of the Partnership, including repayment of principal and interest on loans and advances made by the General Partner pursuant to Section 3.3 above; then

B.To the establishment of any reserves deemed necessary or appropriate by the General Partner, or by the person(s) winding up the affairs of the Partnership in the event there is no remaining General Partner of the Partnership, for any contingent or unforeseen liabilities or obligations of the Partnership.  Such reserves established hereunder shall be held for the purpose of repaying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the General Partner, or such person(s) deems advisable, the balance of such reserves shall be distributed in the manner provided hereinafter in this Section 14.2 as though such reserves had been distributed contemporaneously with the other funds distributed hereunder; then

C.Then, to the Partners in accordance with their respective Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.

14.3Date of Termination.  The Partnership shall be terminated when all notes received in connection with such disposition have been paid and all of the cash or property

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available for application and distribution under Section 14.2 above (including reserves) shall have been applied and distributed in accordance therewith.

15.Power of Attorney.  Each Limited Partner hereby irrevocably constitutes and appoints the President of the General Partner, with full power of substitution, its true and lawful attorney, for him and in his name, place and stead and for his use and benefit to do the following and for no other purpose and provided the taking of any action authorized under this Section will not result in any liability to the Limited Partners, to sign, swear to, acknowledge, file and record:

(i)this Agreement, and subject to Section 16 below, amendments to this Agreement;

(ii)any certificates, instruments and documents (including assumed and fictitious name certificates) as may be required by, or may be appropriate under, the laws of the State of Delaware or any other State or jurisdiction in which the Partnership is doing or intends to do business, in order to discharge the purposes of the Partnership or otherwise in connection with the use of the name or names used by the Partnership;

(iii)any other instrument which may be required to be filed or recorded by the Partnership on behalf of the Partners under the laws of any State or by any governmental agency in order for the Partnership to conduct its business;

(iv)any documents which may be required to effect the continuation of the Partnership, the admission of a substitute or additional Partner, or the dissolution and termination of the Partnership, provided such continuation, admission or dissolution and termination is not in violation of any provision of this Agreement; and

(v)any documents which may be required or desirable to have the General Partner appointed, and act as, the “Tax Matters Partner” as described in the Code.

The foregoing grant of authority is a special power of attorney coupled with an interest, is irrevocable and shall survive the death or incapacity of any individual Limited Partner, and shall survive the delivery of any assignment by a Limited Partner of the whole or any portion of his interest in the Partnership.

16.Amendment of Agreement.

A.(i)Amendments to this Agreement may only be proposed by the General Partner.

(ii)(a)The General Partner shall submit any proposed amendment to the Limited Partners.

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(b)The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.

(c)For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal.

(d)Except as provided in Section 16(B) or 16(C), a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the consent of Partners holding at least a majority of the Percentage Interests of the Partners (including Partnership Interests held by the General Partner).

B.(i)Notwithstanding anything to the contrary contained in Section 16(A), the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(a)to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(b)to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement (which may be effected through the amendment or without amendment on the books and records of the Partnership maintained for such purpose by the Partnership);

(c)to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 3.2 hereof;

(d)to reflect a change that does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(e)to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

(ii)The General Partner shall promptly provide notice to the Limited Partners when any action under this Section 16(B) is taken.

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C.Notwithstanding Sections 16(A) and 16(B) hereof, this Agreement shall not be amended with respect to any Partner adversely affected without the consent of such Partner(s) adversely affected if such amendment would adversely affect such Partner and:

(i)convert a Limited Partner’s interest in the Partnership into a General Partner Interest;

(ii)modify the limited liability of a Limited Partner;

(iii)alter rights of the Partner to receive distributions pursuant to Section 8 or the allocations specified in Section 7 (except as permitted pursuant to Sections 3.2, 7, 8 and Section 14.1(B)(i) hereof);

(iv)alter rights of the Partner to convert OP Units pursuant to Section 3.8;

(v)further limit the rights of a Limited Partner to transfer its interest in the Partnership other than as set forth in Section 12; or

(vi)amend Sections 3.6; 3.7; 5(D) through (G), inclusive; or this Section 16(C).

17.Miscellaneous.

17.1Notices. Any notice, election or other communication provided for or required by this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or by telecopy or other facsimile transmission, on the first business day after sent by overnight courier (such as Federal Express), or on the second business day after deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid, properly addressed to the Partner to whom such notice is intended to be given at the address for the Partner set forth on the signature pages of this Agreement, or at such other address as such person may have previously furnished in writing to the Partnership and each Partner.

17.2Modifications.  Except as otherwise provided in this Agreement, no change or modification of this Agreement shall be valid or binding upon the Partners, nor shall any waiver of any term or condition in the future, unless such change or modification or waiver shall be in writing and signed by all of the Partners, except as provided to the contrary in this Agreement.

17.3Successors and Assigns.  Any person acquiring or claiming an interest in the Partnership, in any manner whatsoever, shall be subject to and bound by all of the terms, conditions and obligations of this Agreement to which his predecessor-in-interest was subject or bound, without regard to whether such person has executed a counterpart hereof or any other document contemplated hereby.  No person, including the legal representative, heir or legatee of a deceased Partner, shall have any rights or obligations greater than those set forth in the Partnership or become a Partner thereof except as this Agreement, and no person shall acquire an interest in expressly permitted by and pursuant to the terms of this Agreement.  Subject to the foregoing, and the provisions of Section 12 above, this Agreement shall be binding upon and

ACTIVE/98509230.8

inure to the benefit of the Partners and their respective successors, assigns, heirs, legal representatives, executors and administrators.

17.4Duplicate Originals.  For the convenience of the Partners, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, and all of which taken together shall constitute one agreement.

17.5Construction.  The titles of the Sections and subsections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

17.6Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.  Except to the extent the Act is inconsistent with the provisions of this Agreement, the provisions of such Act shall apply to the Partnership.

17.7Other Instruments.  The parties hereto covenant and agree that they will execute such other and further instruments and documents as, in the opinion of the General Partner, are or may become necessary or desirable to effectuate and carry out the Partnership as provided for by this Agreement.

17.8General Partner with Interest as Limited Partner.  If the General Partner ever has an interest as a Limited Partner in the Partnership, the General Partner shall, with respect to such interest, enjoy all of the rights and be subject to all of the obligations and duties of a Limited Partner.

17.9Legal Construction.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

17.10Gender.  Whenever the context shall so require, all words herein in any gender shall be deemed to include the masculine, feminine or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

17.11Prior Agreements Superceded.  This Agreement supercedes any prior understandings or written or oral agreements amongst the Partners, or any of them, respecting the within subject matter and contains the entire understanding amongst the Partners with respect thereto.

17.12No Third Party Beneficiary.  The terms and provisions of this Agreement are for the exclusive use and benefit of the General Partner and the Limited Partners and shall not inure to the benefit of any other person or entity.

17.13Purchase for Investment.  Each Partner represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all any part thereof, nor with a view toward selling or otherwise distributing such interest or any part

ACTIVE/98509230.8

thereof at any particular time or under any predetermined circumstances provided, however, that in no event shall the exercise of a Partner’s conversion rights under this Agreement be deemed a violation of this covenant.  Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

17.14Waiver.  No consent or waiver, express or implied, by any Partner to or of any breach or default by any other Partner in the performance by such other Partner of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such other Partner of the same or any other obligations of such Partner hereunder.  Failure on the part of any Partner to complain of any act or failure to act on the part of any other Partner or to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of its rights hereunder.

17.15Time of Essence.  Time is hereby expressly made of the essence with respect to the performance by the parties of their respective obligations under this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, this Agreement is executed and delivered as of the date first written above.

GENERAL PARTNER:

ACADIA REALTY TRUST, a
Maryland Real Estate Investment Trust

By: /s/ Kenneth F. Bernstein
      Name: Kenneth F. Bernstein
      Title: President and Chief Executive Officer

LIMITED PARTNERS:

By: Kenneth F. Bernstein, as Attorney-in-Fact pursuant to Section 15 of this Agreement

          /s/ Kenneth F. Bernstein
         Name: Kenneth F. Bernstein
         Title: President and Chief Executive Officer

ACTIVE/98509230.8

ANNEX A

LTIP Units

The following are the terms of the LTIP Units:

1.Designation.  A class of Partnership Interests in the Partnership designated as the “LTIP Units” is hereby established.  LTIP Units are intended to qualify as profits interests in the Partnership.  The number of LTIP Units that may be issued shall not be limited.

2.Vesting.

A.Vesting, Generally.  LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”).  The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the LTIP Units are issued, if applicable.  LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units are referred to as “Unvested LTIP Units.” Subject to the terms of any Vesting Agreement, a holder of LTIP Units shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of OP Units are entitled to transfer their OP Units pursuant to Article 12 of the Agreement.

B.Forfeiture or Transfer of Unvested LTIP Units.  Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any LTIP Units, or the repurchase by the Partnership or the General Partner of LTIP Units at a specified purchase price, then upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership or the General Partner, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose, or as transferred to the Partnership or General Partner, as applicable.  Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture.  In connection with any forfeiture or repurchase of LTIP Units, the balance of the portion of the Capital Account of the holder that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 7.3(K) of the Agreement, calculated with respect to the holder’s remaining LTIP Units, if any.

C.Legend.  Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to the LTIP Unit.

3.Distributions.

A.LTIP Distribution Amount.  The distributions to which holders of LTIP Units will be entitled with respect to their LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Article 8 and Article 14 thereof.  In accordance therewith, commencing from and after the Special LTIP Unit Full Distribution Participation Date established for any LTIP Units, such LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, as more fully set forth in Article 8 (i) to the extent of Profits for a taxable period, distributions equal to the Interim Distribution Amount and (ii) regular, special, extraordinary or other distributions (other than distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) which may be made from time to time, in an amount per unit equal to the amount of any such distributions that would have been payable to such holders if the Special LTIP Units had been OP Units (unless otherwise specified in the Vesting Agreement or other documentation pursuant to which the Special LTIP Units are issued).  For purposes of clarification, distributions of the Interim Distribution Amount shall be made to holders of Special LTIP Units to allow such holders to receive an amount of distributions as if the Special LTIP Unit Full Distribution Participation Date with respect to their Special LTIP Units that are Vested Units had been the date of grant of such Vested Units (after accounting for all distributions previously made to the holder with respect to such Special LTIP Units and all other Special LTIP Units that were part of the Same Award), but only to the extent of Profits allocated to the holder with respect to such Special LTIP Units pursuant to Section 7.3(l) in the taxable period in which the Special LTIP Unit Full Distribution Participation Date occurs, and any amount of the Interim Distribution Amount that is not paid in such taxable period shall be paid in subsequent taxable period to the extent of allocations of Profits to the holder of such Special LTIP Unit pursuant to Section 7.3(I) in such subsequent taxable period(s).  Notwithstanding Article 8 of the Agreement, all vested LTIP Units (including LTIP Units that vest in connection with such transaction) shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership in an amount per unit equal to the amount of any such distributions payable on the OP Units, provided that (i) the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such LTIP Units to the extent attributable to the ownership of such LTIP Units and (ii) unvested LTIP Units (other than LTIP Units that vest in connection with such transaction) shall not participate in such distribution.  Distributions on LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, a “LTIP Unit Distribution Payment Date”); provided that the LTIP Unit Distribution Payment Date shall be the same as the corresponding date relating to the corresponding distribution on the OP Units.  The record date for determining which holders of LTIP Units are entitled to receive a distribution shall be the Partnership Record Date for that distribution.  All distributions paid with respect to LTIP Units prior to the date on which the determination is made with respect to events resulting in the forfeiture of such LTIP Units or the repurchase by the Partnership or the General Partner of such LTIP Units shall be retained by the holder of such LTIP Units and not subject to forfeiture in the event that Unvested LTIP Units fail to become Vested LTIP Units.  Following such date of determination, no further distributions will be paid with respect to Unvested LTIP Units that have been forfeited or are repurchased by the Partnership or the General Partner, other than any distributions declared with a record date prior to the effective date of the forfeiture or repurchase.

B.Special LTIP Unit Full Distribution Participation Date.  The “Special LTIP Unit Full Distribution Participation Date” for each Special LTIP Unit will be with respect to Special LTIP Units granted pursuant to the Acadia Realty Trust 2006 Long-Term

Incentive Plan, as amended (the “2006 LTIP Plan”), or with respect to other Special LTIP Units, such date as may be specified in the Vesting Agreement or other documentation pursuant to which such Special LTIP Units are issued.

4.Allocations.

The allocations to which holders of LTIP Units will be entitled with respect to their LTIP Units will be determined in accordance with the terms of the Agreement, including, without limitation, Article 7 hereof.  In accordance therewith, prior to the Special LTIP Unit Full Distribution Participation Date established for any Special LTIP Units, such Special LTIP Units shall be allocated Profits and Losses in amounts per LTIP Unit equal to the product of (i) the amounts allocated per OP Unit, and (ii) the Special LTIP Sharing Percentage.  Commencing with the portion of the taxable year of the Partnership that begins on the Special LTIP Unit Full Distribution Participation Date established for any Special LTIP Units, such Special LTIP Units shall be allocated (i) special allocations pursuant to Section 7.3(l) of the Agreement, in an amount equal to the Interim Distribution Amount (limited to the amount of Profits for the taxable period in which the Special LTIP Unit Full Distribution Participation Date occurs, or in subsequent taxable periods) and (ii) Profits and Losses in amounts per Special LTIP Unit equal to the amounts allocated per OP Unit.  The allocations provided by the preceding sentence shall be subject to Sections 7.1 and 7.2 and in addition to any special allocations required by Sections 7.3(A) through 7.3(K) (including, without limitation, allocations to holders of Preferred Units pursuant to Section 7.3(H)).  The General Partner is authorized in its discretion to adjust the allocations made under this Section 4 after the Special LTIP Unit Full Distribution Participation Date, so that the ratio of (i) the total amount of Profits or Losses allocated with respect to each Special LTIP Unit in the taxable year in which that Special LTIP Unit’s Special LTIP Unit Full Distribution Participation Date falls (excluding special allocations under Sections 7.3(l) and 7.3(K) of the Agreement), to (ii) the total amount distributed to that Special LTIP Unit with respect to such period (excluding distributions of the Interim Distribution Amount pursuant to Section 8.6 of the Agreement), is more nearly equal to the ratio of (i) the Profits and Losses allocated with respect to the General Partner’s OP Units in such taxable year to (ii) the amounts distributed to the General Partner with respect to such OP Units and such taxable year.

5.Adjustments.

The Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and OP Units for conversion, distribution and other purposes, including without limitation complying with the following procedures; provided that the foregoing is not intended to alter the LTIP Unit Capital Account Limitation (as defined in Section 7(B), the special allocations pursuant to Sections 7.3(l), 7.3(J) and (K) of the Agreement, differences between distributions (other than distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) to be made with respect to the Special LTIP Units and OP Units prior to the Special LTIP Unit Full Distribution Participation Date for such Special LTIP Units or with respect to distributions of an Interim Distribution Amount pursuant to Section 8.6 of the Agreement, differences between distributions (other than distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) to be made with respect to the LTIP Units and OP Units pursuant to Section 14.2 of the Agreement or Section 3.A hereof in the event that the Capital Accounts attributable to the LTIP Units are less than those attributable to the OP Units due to insufficient special allocations pursuant to Section 7.3(K) of the Agreement or related provisions.  If an LTIP Unit Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain such one-for-one correspondence between OP Units and LTIP Units.  The following shall be “LTIP Unit Adjustment Events”: (A) the Partnership makes a distribution on all outstanding OP Units in Partnership Interests, (B) the Partnership subdivides the outstanding OP Units into a greater number of units or combines the outstanding OP Units into a smaller number of units, or (C) the Partnership issues any Partnership Interests in exchange for its outstanding OP Units by way of a reclassification or recapitalization of its OP Units.  If more than one LTIP Unit Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every LTIP Unit Adjustment Event as if all LTIP Unit Adjustment Events occurred simultaneously.  For the avoidance of doubt, the following shall not be LTIP Unit Adjustment Events: (x) the issuance of Partnership Interests in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Interests pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Interests to the General Partner in respect of a Capital Contribution to the Partnership of proceeds from the sale of securities by the General Partner.  If the Partnership takes an action affecting the OP Units other than actions specifically described above as LTIP Unit Adjustment Events and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances.  If an adjustment is made to the LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error.  Promptly after filing of such certificate, the Partnership shall mail a notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

6.Ranking.

The LTIP Units shall rank on parity with the OP Units in all respects and junior to all Preferred Units, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership, subject to the proviso in the first sentence of Section 5.

7.Right to Convert LTIP Units into OP Units.

A.Conversion Right.  A holder of LTIP Units shall have the right (the “LTIP Unit Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into OP Units.  Holders of LTIP Units shall not have the right to convert Unvested LTIP Units into OP Units until they become Vested LTIP Units; provided, however, that when a holder of LTIP Units is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such Person may give the Partnership an LTIP Unit Conversion Notice conditioned upon and effective as of the time of vesting, and such LTIP Unit Conversion Notice, unless subsequently revoked by the holder of the LTIP Units, shall be accepted by the Partnership subject to such condition.  The General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into OP Units subject to Section 7.D. of this Annex.  In all cases, the conversion of any LTIP Units into OP Units shall be subject to the conditions and procedures set forth in this Section 7.

B.Number of Units Convertible.  A holder of Vested LTIP Units may convert such Vested LTIP Units into an equal number of fully paid and non-assessable OP Units, giving effect to all adjustments (if any) made pursuant to Section 5.  Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such holder, to the extent attributable to its ownership of LTIP Units, divided by (y) the OP Unit Economic Balance, in each case as determined as of the effective date of conversion (the “LTIP Unit Capital Account Limitation”).

C.Notice.  In order to exercise his or her Conversion Right, a holder of LTIP Units shall deliver a notice (a “LTIP Unit Conversion Notice”) in the form attached as Exhibit 1 not less than 10 nor more than 60 days prior to a date (the “LTIP Unit Conversion Date”) specified in such LTIP Unit Conversion Notice.  Each holder of LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 7 shall be free and clear of all liens.  Notwithstanding anything herein to the contrary (but subject to Section 3.8 of the Agreement), a holder of LTIP Units may deliver a notice pursuant to Section 3.8 of the Agreement relating to those OP Units that will be issued to such holder upon conversion of such LTIP Units into OP Units in advance of the LTIP Unit Conversion Date; provided, however, that the exchange or redemption of such OP Units by the Partnership shall in no event take place until the LTIP Unit Conversion Date.  For clarity, it is noted that the objective of this paragraph is to put a holder of LTIP Units in a position where, if he or she so wishes, the OP Units into which his or her Vested LTIP Units will be converted can be exchanged or redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if in accordance with Section 3.8 of the Agreement the General Partner delivers to such holder Common Shares (rather than cash), then such holder can have such Common Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into OP Units.  The General Partner shall cooperate with a holder of LTIP Units to coordinate the timing of the different events described in the foregoing sentence.

D.Forced Conversion.  The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by a holder of LTIP Units to be converted (a “LTIP Unit Forced Conversion”) into an equal number of OP Units, giving effect to all adjustments (if any) made pursuant to Section 5; provided, that (i) the Partnership may not cause an LTIP Unit Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of the holder of such LTIP Units pursuant to Section 7.B. above (including taking into account the LTIP Unit Capital Account Limitation) or (ii) except in connection with a Transaction, with respect to which an Interim Distribution is payable and has not been paid.  In order to exercise its right to cause an LTIP Unit Forced Conversion, the Partnership shall deliver a notice (a “LTIP Unit Forced Conversion Notice”) in the form attached as Exhibit 2 to the applicable holder not less than 10 nor more than 60 days prior to the LTIP Unit Conversion Date specified in such LTIP Unit Forced Conversion Notice.  A Forced LTIP Unit Conversion Notice shall be provided in the manner provided in Section 17.1 of the Agreement.

E.Conversion Procedures.  Subject to any exchange or redemption of OP Units to be received upon the conversion of Vested LTIP Units, a conversion of Vested

LTIP Units for which the holder thereof has given an LTIP Unit Conversion Notice or the Partnership has given a Forced LTIP Unit Conversion Notice shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date without any action on the part of such holder of LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of OP Units issuable upon such conversion.  After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of OP Units and remaining LTIP Units, if any, held by such Person immediately after such conversion.

F.Treatment of Capital Account.  For purposes of making future allocations under Section 7.3(K) of the Agreement and applying the LTIP Unit Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable holder of LTIP Units that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the OP Unit Economic Balance.

G.Mandatory Conversion in Connection with a Transaction.  If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all OP Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an LTIP Unit Adjustment Event), in each case as a result of which OP Units shall be exchanged for or converted into the right, or the holders of OP Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a LTIP Unit Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Interests in the context of the Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction).

In anticipation of such LTIP Unit Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the OP Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of OP Units, assuming such holder of OP Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person.  In the event that holders of OP Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each holder of LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into OP Units in connection with such Transaction.  If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a OP Unit would receive if such holder of OP Units failed to make such an election.

Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and the terms of any plan under which LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section 7 and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of LTIP Units whose LTIP Units will not be converted into OP Units in connection with the Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the OP Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the holders of LTIP Units.

8.Redemption at the Option of the Partnership.

LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from (i) repurchasing LTIP Units from the holder thereof if and to the extent such holder agrees to sell such LTIP Units or (ii) from exercising its LTIP Unit Forced Conversion right.

9.Voting Rights.

A.Voting with OP Units.  Holders of LTIP Units shall have the right to vote on all matters submitted to a vote of the holders of OP Units; holders of LTIP Units and OP Units shall vote together as a single class, together with any other class or series of Partnership Interests upon which like voting rights have been conferred.  In any matter in which the LTIP Units are entitled to vote, including an action by written consent, each LTIP Unit shall be entitled to vote a Percentage Interest equal on a per unit basis to the Percentage Interest represented by each OP Unit.

B.Special Approval Rights.  Except as provided in Section 9.A. above, holders of LTIP Units shall only have (i) those voting rights required from time to time by non-waivable provisions of applicable law, if any, and (ii) have the additional voting rights that are expressly set forth in this Section 9.B. The General Partner and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding LTIP Units affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such LTIP Units, subject to the following exceptions:

(a)no separate consent of the holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would equally, ratably and proportionately alter, change, modify or amend the rights, powers or privileges of the OP Units (in which event the holders of LTIP Units shall only have such voting rights, if any, as provided for in the Agreement, in accordance with Section 9.A above);

(b)with respect to any merger, consolidation or other business combination or reorganization, so long as either (w) the LTIP Units are converted into OP Units immediately prior to the effectiveness of the transaction, (x) the holders of LTIP Units either will receive, or will have the right to elect to receive, for each LTIP Unit an amount of cash, securities, or other property equal to the greatest amount of cash, securities or other property paid to a holder of one OP Unit in consideration of one OP Unit pursuant to the terms of such transaction, (y) the LTIP Units remain outstanding with the terms thereof materially unchanged, or (z) if the Partnership is not the surviving entity in such transaction, the LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the LTIP Units and without any income, gain or loss expected to be recognized by the holder upon the exchange for federal income tax purposes (and with the terms of the OP Units or such other securities into which the LTIP Units (or the substitute security therefor) are convertible materially the same with respect to rights to allocations, distributions, redemption, conversion and voting), such merger, consolidation or other business combination or reorganization shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units, provided further, that if some, but not all, of the LTIP Units are converted into OP Units immediately prior to the effectiveness of the transaction (and neither clause (y) or (z) above is applicable), then the consent required pursuant to this Section will be the consent of the holders of more than 50% of the LTIP Units to be outstanding following such conversion;

(c)any creation or issuance of Partnership Interests (whether ranking junior to, on a parity with or senior to the LTIP Units with respect to payment of distributions, rights of exchange and redemption and the distribution of assets upon liquidation, dissolution or winding up), which either (x) does not require the consent of the holders of OP Units or (y) does require such consent and is authorized by a vote of the holders of OP Units and LTIP Units voting together as a single class pursuant to Section 9.A above, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and

(d)any waiver by the Partnership of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders.

The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.

EXHIBIT 1

NOTICE OF ELECTION BY PARTNER TO CONVERT
LTIP UNITS INTO OP UNITS

The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in Acadia Realty Limited Partnership (the “Partnership”) set forth below into OP Units in accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Partnership, as amended.  The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:

(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Conversion Date:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

Signature Guaranteed by:

EXHIBIT-1

EXHIBIT 2

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION
OF LTIP UNITS INTO OP UNITS

Acadia Realty Limited Partnership (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into OP Units in accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Partnership, as amended.

Name of Holder:

(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Conversion Date:

EXHIBIT-2